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                      January 17, 2023

       David Callen
       Executive Vice President and Chief Financial Officer
       Sleep Number Corp
       1001 Third Avenue South
       Minneapolis, Minnesota 55404

                                                        Re: Sleep Number Corp
                                                            Form 10-K for the
year ended January 1, 2022
                                                            Form 10-Q for the
period ended October 1, 2022
                                                            File No. 0-25121

       Dear David Callen:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing